Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$550,000,000

5.65% First and Refunding Mortgage Bonds,

Series 2023E, Due 2028

SUMMARY OF TERMS

Security:	5.65% First and Refunding Mortgage Bonds, Series 2023E, Due 2028 (the “Series 2023E Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$550,000,000

Expected Ratings of Securities*:	A2 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	September 26, 2023

Settlement Date**:	September 29, 2023 (T +3)

Maturity:	October 1, 2028

Benchmark US Treasury:	4.375% due August 31, 2028

Benchmark US Treasury Price:	98-28 1⁄4

Benchmark US Treasury Yield:	4.631%

Spread to Benchmark US Treasury:	T + 105 bps

Reoffer Yield:	5.681%

Coupon:	5.65%

Coupon Payment Dates:	April 1 and October 1

First Coupon Payment Date:	April 1, 2024

Public Offering Price:	99.866% of Principal Amount

Optional Redemption:

Callable at any time prior to September 1, 2028, in whole or in part, at a “make whole” premium of 20 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after September 1, 2028, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HY2 / US842400HY20

Joint Book-running Managers:	BofA Securities, Inc. (“BofA Securities”) MUFG Securities Americas Inc. (“MUFG”) TD Securities (USA) LLC (“TD Securities”)

Co-managers:	Bancroft Capital, LLC CastleOak Securities, L.P. CAVU Securities, LLC Great Pacific Securities Guzman & Company Stern Brothers & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2023E Bonds on the Trade Date will be required, by virtue of the fact that the Series 2023E Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BofA Securities, MUFG or TD Securities can arrange to send you the prospectus if you request it by calling BofA Securities at 1-800-294-1322, MUFG at 1-877-649-6848 or TD Securities at 1-855-495-9846.

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